Exhibit 99.1

NewsRelease

Bolt Technology Corporation Shareholders Approve Acquisition by Teledyne Technologies Incorporated

NORWALK, CT. – November 17, 2014 – Bolt Technology Corporation (NASDAQ: BOLT) (“Bolt”) announced that at the special meeting of Bolt shareholders held today, Bolt’s shareholders voted to approve the adoption of the previously announced Agreement and Plan of Merger, dated September 3, 2014, by and among Teledyne Technologies Incorporated (“Teledyne”), Lightning Merger Sub, Inc., a wholly-owned subsidiary of Teledyne, and Bolt.

The affirmative vote of the holders of two-thirds of the outstanding shares of Bolt’s common stock was required to approve the proposal to adopt the merger agreement. According to the final tally of shares voted, approximately 74% of the outstanding shares of Bolt’s common stock as of the close of business on the record date of October 7, 2014 were voted to approve the proposal to adopt the merger agreement. A quorum of approximately 75% of Bolt’s total outstanding shares of common stock as of the October 7, 2014 record date voted at the special meeting.

The proposed merger was announced on September 3, 2014 and is expected to close on November 18, 2014.

About Bolt Technology Corporation

Bolt Technology Corporation is a leading worldwide developer and manufacturer of marine seismic data acquisition equipment used for offshore oil and natural gas exploration. Bolt, through its SeaBotix Inc. subsidiary, is also a developer and manufacturer of remotely operated robotic vehicles systems used for a variety of underwater tasks.

Forward-Looking Information Cautionary Notice

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to management’s beliefs about the closing of the merger. Forward-looking information involves risks and uncertainties, is based on the current expectations of the management of Bolt and is subject to uncertainty and changes in circumstances. Forward-looking information includes, without limitation, statements typically containing words such as “intends”, “expects”, “anticipates”, “targets”, “estimates” and words of similar import. By its nature, forward-looking information is not a guarantee of future performance or results and involves risks and uncertainties because it relates to events and depends on circumstances that will occur in the future. Actual results could differ materially from this forward-looking information. Certain factors that could affect Bolt’s business are discussed in Bolt’s Annual Report for the fiscal year ended June 30, 2014 and Bolt’s Quarterly Report on Form 10-Q for the period ending September 30, 2014. Bolt does not undertake any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise.

Contact:	Raymond M. Soto Chairman and CEO Bolt Technology Corporation (203) 853-0700